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____________________________________________________________

          SECURITIES AND EXCHANGE COMMISSION
                Washington, DC 20549

                    FORM 11-K



(Mark One)


[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934[FEE REQUIRED]

For the fiscal year ended December 31, 1993

                           OR
[ ] TRANSACTION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934[NO FEE REQUIRED]


For the transition period from_____________________to ___________________
Commission file number__________________






              THE THRIFT-INCENTIVE PLAN OF
             THE CHASE MANHATTAN BANK, N.A.
                (Full title of the plan)




          THE CHASE MANHATTAN CORPORATION
(Name of issuer of the securities held pursuant to the plan)





                   1 Chase Manhattan Plaza
                  New York, New York 10081
         (Address of principal executive offices)
____________________________________________________________



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Pursuant to the requirement of the Securities Exchange Act of 1934, the Named Fiduciaries of The Thrift-Incentive Plan of The Chase
Manhattan Bank, N.A. have duly caused this annual report to be signed by the undersigned thereunto duly authorized.





					THE THRIFT-INCENTIVE PLAN of
					THE CHASE MANHATTAN BANK, N.A.



Date: June 3, 1994			By /s/ John J. Farrell S.V.P.
					   Designated Fiduciary and
					   Plan Administrator


(Explanatory Note: Financial Statements of the Plan are filed on paper under cover of Form SE.)


                             EXHIBIT INDEX

EXHIBIT       DOCUMENT                                           PAGE

23            Consent of Independent Auditors                     3